Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2005, relating to the financial statements of E*TRADE Financial Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

McLean, VA

May 5, 2005